Exhibit 10.5

Translation of Employment Agreement with Qingsong Dong

Party A: Zhejiang Forest Energy Tech Ltd.

Party B: Dong Qingsong

Effective: 2013-2-28

Position: Manager of the Accounting/Finance Department. Mr. Dong shall follow all national and lawful accounting regulations in performance of his duties. He shall formulate and revise the company's accounting management system. He shall organize auditing and conduct accounting management. He shall establish applicable accounting models and accounting systems for the Company, and will be in charge of all basic accounting duties. He shall review all accounting staff to help improve their qualifications. He shall be in charge the Company’s cost management. He shall be responsible for the Company’s various expenses and audit processes. He shall be in charge of finance in terms of income, expense, cost, profits, tax and etc. He shall be knowledgeable of all tax policy in China to help with the Company’s tax issues. He shall understand all bank finance policies, regulations, etc. to help with the Company’s operations. He shall act as an liaison between the Company and accounting and law firms. He shall be in charge of reviewing all financial reports or other related materials. He shall be in charge of analyzing any financial reports and financial statements of the Company.

During the trial period, Mr. Dong’s annual salary shall be 80,000 yuan. Any increase of the salary, any bonus, subsidies, etc., will be subject to Company policy.

Terms of changing or terminating the Agreement.

Under the following circumstances, with both party's agreement, the Agreement may be amended or terminated.

The Company has to transfers its operation or adjust its production tasks, which prevents the continuation of the Agreement; Mr. Dong is determined not qualified for his position after a thorough Company review; the Agreement cannot be continued due to force majeure; and the Agreement cannot continued because of other conditions by applicable law.

The Company shall not require Mr. Dong to conduct work beyond what is stated in the Agreement except upon a natural disaster or accidents that prevents the Company’s normal operations. Temporarily, the Company may require Mr. Dong to perform his job beyond what is stated in the Agreement due to its operational needs but only if it is within the first month of Mr. Dong’s employment.

Termination of the Agreement by the Company: The Company may terminate the Agreement if Mr. Dong fails an evaluation during the trial period; Mr. Dong seriously violates the regulations or policies of the Company; Mr. Dong’s dereliction of duty causes damages for the Company; or Mr. Dong is convicted of a crime.

Under the following circumstances the Company needs to provide written notice to Mr. Dong prior to terminating the Agreement: (i) due to Mr. Dong’s health condition, he cannot continue to perform his job; (ii) Mr. Dong shows incompetence even after extra training or a job transfer; (iii) any condition precedent that the Agreement was based on doesn’t exist anymore and an agreement cannot be reached to change the terms of the Agreement; (iv) the Company files for bankruptcy or is in the process of filing for bankruptcy; and (v) the Company’s operating condition reaches the government’s standards of “Enterprises in Operation Difficulty.”

Under the following circumstances the Company may not terminate the Agreement: (i) prior to the expiration of the Agreement’s term; (ii) occupational hazards or work related injuries prevent Mr. Dong from working; (iii) Mr. Dong is forced to recover from a work related injury; or (iv) Mr. Dong is on paternity leave.

Under the following circumstances Mr. Dong can terminate the Agreement: (i) at any time during the trial period; (ii) he is physically forced by the Company to perform the job; (iii) he is not paid pursuant to the terms of the Agreement; or (iv) the Company’s poor work conditions causes Mr. Dong health problems.

Under the following circumstances Mr. Dong may terminate the Agreement upon 30 days’ notice to the Company: (i) with Company’s prior consent, (ii) upon Mr. Dong’s acceptance to an academic program; (iii) Mr. Dong has legitimate reasons for a reasonable job flow; or (iv) Mr. Dong decides to relocate outside of China.

Under the following circumstances Mr. Dong may not terminate the Agreement: (i) he is the lead responsible person for a major technology research project, major construction project and the projects have not yet been completed; (ii) during the term of confidentiality, (iii) Mr. Dong is involved in confidential assignments; (iv) Mr. Dong is under an ongoing criminal investigation; or (v) Mr. Dong is under Company probation.

The Agreement can be terminated with both parties’ consent without violating the nation’s and the society’s interest.

If needed, the Agreement may be renewed.

Social insurance and welfare:

Both parties will participate in pension insurance. The Company will pay for Mr. Dong’s insurance for work-related injuries, and will follow applicable law regarding health insurance.

Mr. Dong will be entitled to vacations, family visit, bereavement, and maternal leaves.

Responsibility for breaching the Agreement: any party that breaches the Agreement shall take full lawful responsibility; no party shall bear any responsibility if it is a force majeure that causes the termination of the Agreement; and any party who causes loss to the other party will pay compensation accordingly.

Other terms:

Mr. Dong shall be subject to confidentiality restrictions.

Both parties agree that the labor compensation indicated in this Agreement includes Non-compete compensation.

Any disputes between two parties can be brought up to the Arbitration Commission or even to the People’s Court.

Mr. Dong’s travel for study abroad, visits or oversea exhibits will be paid by the Company and Mr. Dong shall serve the Company for at least two years after returning from such trips before leaving his employment or Mr. Dong is required to reimburse the Company for training costs.